Exhibit 14.1
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                         COMPETITIVE TECHNOLOGIES, INC.

                            Corporate Code of Conduct

                                  January 2005

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                         COMPETITIVE TECHNOLOGIES, INC.


                            Corporate Code of Conduct
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Dear Colleague:

The financial success and value to society of Competitive Technologies, Inc. (the "Company" or "CTT"), as well as the respect it earns, depend not only on the Company's financial performance, but also on the principles under which the directors, officers and employees of the Company conduct its business. Pride in our Company must be based both on what we accomplish and how we accomplish it.

CTT's Corporate Code of Conduct (the "Code") reflects the philosophy that our integrity and the manner in which we do business are essential to our success. The Code is designed to give a broad and clear understanding of the conduct that is expected of all of our employees, officers and directors, and goes beyond the letter of the law. Where possible, specific guidance is provided; however, there will almost certainly be situations where specific guidance is not provided by the Code. An equally important source of guidance therefore must be each individual's good judgment, sensitivity to what is right, and strong desire to do nothing that might bring discredit upon the individual or the Company.

What you read in the Code probably will not surprise you, because the overriding theme of the Code can be summed up as follows: representatives of CTT must at all times, and in all matters, act with integrity and honesty.




John B. Nano
President and
Chief Executive Officer


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Persons Covered by the Code.

The Code applies to all of the officers, employees and directors of CTT and its subsidiaries, and all such persons must read this Code and be familiar with its contents and requirements. Unless the context requires otherwise, words in the Code such as "you" or "your" or "employees" or "personnel" refer to all officers, employees and directors of CTT and its subsidiaries.

This Code is intended to provide sufficient guidance to enable CTT's personnel to conduct the Company's business with the utmost integrity. The Code does not, however, confer on any party other than the Company any additional rights or remedies, and it is not a contract, express or implied, guaranteeing employment for any specific duration or guaranteeing any specific terms or conditions of employment. The policies stated in the Code may be changed, suspended or cancelled at any time in the sole discretion of the Company.

Some Highlights of the Code.

o    Employees must follow the law at all times, wherever they are.

o    Employees must avoid conflicts of interest. Be aware of appearances.

o    Financial records - both for internal activities and external transactions
     - must be timely and accurate.

o Company assets - including computers, materials, and work time - must not be used for personal benefit.

o    Customers and suppliers must be dealt with fairly and at arm's length.

o Employees must never attempt to bribe or improperly influence a government official or anyone else.

o    Employees must safeguard the Company's confidential information.

o Violations of the Code include asking other employees to violate the Code, not reporting a Code violation, or failing to cooperate in a Code investigation.

o Violating the Code will result in discipline. Discipline will vary depending on the circumstances of the particular violation and may include, among other things, a letter of reprimand, demotion, decrease in pay, loss of bonus or stock options, suspension, or even termination of employment.

o If you have questions about the Code or any situation that may be covered by Code, always ask for guidance!


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Comply With The Law.

Always follow and fully comply with all applicable laws, rules and regulations, and with this Code, wherever you are and in all circumstances that may arise during your employment with the Company. Your obligation to comply with all pertinent laws, rules and regulations applies whether or not the conduct or situation at issue is specifically described in or covered by this Code.



You Are Accountable.

It is your responsibility to read and understand this Code. You must comply with this Code in both letter and spirit. Ignorance of the Code will not excuse you from its requirements.

You have an obligation to raise any concerns about possible violations of the Code. This includes situations where a manager or colleague, or anyone outside the Company, asks you to do anything that violates the Code. You also have an obligation to cooperate with any investigation by the Company concerning a possible violation of the Code. It is every employee's responsibility to actively ensure that his/her conduct, as well as the conduct of the other employees of the Company, complies with the Code.

If you violate any provision of this Code, you will be subject to disciplinary action. Such disciplinary action is in the sole discretion of the Company and may include, but may not be limited to, reprimand, suspension, demotion, reduction or loss of pay or other compensation, or termination of employment.

If you are uncertain about whether any conduct is in violation of the Code, you should ask for guidance from your supervisor or the Corporate Compliance Officer.


Company Records.

The Company must maintain accurate records and accounts in order to ensure that the Company's activities are properly managed and are conducted both legally and ethically. All Company personnel must therefore do everything that is reasonably possible, consistent with their job duties, to ensure that the Company's financial and other records, the Company's public disclosures, and all documents and reports filed with the Securities Exchange Commission or any other regulatory authority, are fair, accurate and timely, and are in compliance with all applicable laws and truthfully reflect the actual results of the Company's operations. All business or other transactions must be reported in such manner as is necessary to permit the preparation of accurate financial and other records, consistent with accepted principles of internal control, and prevent any fraudulent conduct.

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Avoid Conflicts of Interest and the Appearance of Conflicts of Interest.

The Company realizes that you may take part in legitimate financial, business and other activities outside of your job with the Company. However, you owe a duty of undivided loyalty to the Company, and therefore your personal activities and relationships must not conflict, or appear to conflict, with the interests of the Company.

Keep in mind that the Code cannot address every potential conflict of interest, so you must use your common sense. If you are unsure whether or not a situation creates a conflict of interest or the appearance of a conflict of interest, either avoid the situation or seek written approval of the situation from the Company's Corporate Compliance Officer or President.

If a conflict of interest arises, the nature of the conflict should be fully disclosed and discussed with the Company's Corporate Compliance Officer or President. Where a conflict of interest prohibits you from engaging in a specified activity or transaction, the same prohibition may extend to your family, including your extended family.


The following are some examples of situations that may involve conflicts of interest:

     Financial Interests and Relationships. You should not knowingly have an investment or financial interest in, or have any financial relationship or management or advisory position with, a supplier, customer, or current or potential competitor of the Company, except:

     >> You may own 1% or less of the stock of a supplier, customer, current or potential competitor unless ownership of the stock places you in a position to control or influence the issuer's actions. However, if you or your family has an investment or interest in a small organization doing business with the Company, a conflict of interest is likely.

     >> Customary transactions conducted on standard commercially available terms, such as a home mortgage or bank loan, are permissible.

     >> Transactions or relationships disclosed in writing to the Company's Corporate Compliance Officer and approved in writing are permissible.

     Outside Employment or Consulting. All employees are expected to devote their entire working time to the performance of their duties for the Company. Employees should therefore avoid outside business or consulting activities that could divert their time, interest or talents from Company business. Employees may only engage in non-Company employment or consulting activities when such activities are approved in advance, in writing, by the President of the Company.

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     Outside Directorships. The director of a corporation has access to sensitive information and charts the course of the corporation. When Company personnel are invited to play that role for an outside organization, the Company must take steps to shield both the individual and the Company from even the appearance of impropriety. For that reason, except with respect to an individual serving at the Company's request as a director of a company in which the Company has an investment interest, Company personnel may not serve as directors of any other commercial enterprise unless such service is approved in advance in writing by the Company's President or the Board of Directors.

     Gifts and Entertainment. To avoid both the reality and the appearance of any improper business relations, you should neither give to nor accept from suppliers, customers or competitors, any gifts, hospitality or entertainment that could be considered lavish or excessive. Gifts, hospitality and entertainment of reasonable value are permissible so long as they are within the customary reciprocal courtesies between the Company's personnel and their business associates, they are made to promote general business goodwill, and they are fully reported to and approved by the Company.

     Related Party Transactions. Without prior approval by both a majority of the Company's Board of Directors and a majority of the Company's disinterested directors who are not employees of the Company, no sale or purchase of property, supplies or services shall be made by the Company to or from any director or officer of the Company, members of a director's or officer's family, or entities in which any of these persons is a director, officer or owner of 5% or more of that entity's equity interests.

     Corporate Opportunities. Part of your duty of loyalty to the Company requires that you offer to the Company all opportunities of which you become aware that are related to the Company's business. Therefore, if you become aware of a business opportunity related to the Company's business, you must report it to the Company. You may not personally take advantage of any opportunity that is related to the Company's business unless you have reported it to the Company and the Company's President has given you written permission to pursue the opportunity in lieu of the Company.


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Proper Use of Company Assets.

Company assets are meant for Company and not personal use. Company assets include your time at work and work product, as well as the Company's equipment, computers and software, company information, and trademarks and name. Directors, officers and employees may not utilize the services of Company personnel or utilize Company assets for their own personal benefit or the personal benefit of anyone outside the Company absent prior written approval by the Corporate Compliance Officer or the Company's President.

Common sense should be exercised. For example, an occasional personal phone call from the workplace is inevitable and is not prohibited, while substantial personal phone calls represent a misuse of Company assets and are prohibited. In sum, you must recognize that that misuse or misappropriation of Company assets may be considered theft, is a violation of the Code, and can result in termination or employment or even criminal prosecution.


Prohibited Payments.

Bribes, kickbacks or other improper payments, whether made to governmental officials or to anyone in the private sector, have no place in the Company's business and are strictly prohibited. This prohibition covers both direct payments and indirect payments, such as those made through a consultant or other third party or by reimbursement of Company personnel for payments made personally by them. Furthermore, the Company's directors, officers and employees shall not directly or indirectly accept any bribes, kickbacks or other improper payments.



Political Contributions.

No Company contributions may be made to support the campaign of any candidate seeking political office or the activities of any political party except as permitted under U.S. law. Contributions include things such as direct payments, purchase of tickets to fund-raising events, and provision of Company-paid employees, facilities, equipment, transportation or other services to a candidate seeking political office or to political committees. Corporate political contributions may be made only upon receipt of written authorization by the Company's Corporate Compliance Officer or President that such contributions are permitted under applicable U.S. law.

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Computer and Electronic Communications.

The Company provides computers and related equipment and software for use in conducting the business of the Company. The Company's computer system (which includes all of the software as well as all of the computers or other hardware comprising the computer system), and all information transmitted, received or stored on the Company's computer system, are the property of the Company. The computer system is to be used for purposes related to the Company's business, and should not be used for personal use other than infrequent and incidental use of non-business e-mail that does not interfere with the efficient use of the computer system for Company business.

The Company reserves the right to monitor the use of its computer system and other equipment to ensure appropriate use. Such monitoring may include the periodic review of documents that are created, transmitted, or received on the computer system; the tracking and identification of Internet websites contacted; and the monitoring of voice or facsimile communications. Employees do not have any personal privacy right with respect to the use, transmittal, receipt or storage of information in the Company's computer system or any other Company equipment.

All passwords or other methods of limiting access to information on the Company's computer system or other equipment must be disclosed to the Company (the Company will designate the person who is responsible for maintaining the files containing all such passwords or other access codes). Employees may not read or access another employee's e-mail, voicemail, or computer or other files without the prior approval of an authorized Company officer.

There are high risks associated with improper use of computer equipment and software. Therefore only Company personnel are allowed to use the Company's computer system unless prior approval is obtained from an authorized Company officer allowing use by someone outside the Company. Information from the Company's computer system may only be disclosed to authorized persons.

The Company has installed a variety of security mechanisms, including firewalls, to optimize the safety and security of the Company's computer system. Anyone who attempts to disable, defeat, circumvent, or subvert any Company security device will be subject to disciplinary action, which may include immediate dismissal.

Only software authorized and properly licensed by the Company may be stored or used on a Company computer. With the increasing risk posed by computer viruses, it is mandatory that unauthorized software not be stored or run on a Company computer. Any unauthorized software that is found on a Company computer will be removed, and is a serious transgression. In addition, software on the Company's computers may not be altered without advance written approval by the Company.

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Software and applications developed by employees, as well as reports and documents prepared by them in the course of their work for the Company or using the Company's software and equipment, are the property of the Company. Any employee whose employment with the Company terminates for any reason must return to the Company all software, forms, and other documents or property of the Company.

Any files received from others outside the Company, whether attached to e-mail or on a transportable disk, must be checked for viruses. Anti-virus software is part of the standard package on all Company computers. You are responsible for updating virus definitions and scanning all files on the Company computer you use regularly. Please pay attention to all Company notices regarding viruses.

All communications that are made using the Company's computer system or other equipment, such as telephones and facsimile machines, should be carried out in a professional manner. Any e-mail or other communication disseminated in a public forum should be treated with the same care and consideration as a letter sent on Company letterhead that may be discoverable by an opponent in litigation. Any communication should be consistent with the Company's business practices and confidentiality policies, must not disclose any trade secrets or intellectual property, may not violate anyone's rights in any way (such as, for example, defamation or harassment), and should be treated as if it is a communication with the media.

Company personnel may not use Company equipment or time to access web sites containing "inappropriate" content (such as adult or pornographic web sites, gambling sites, or web sites with pirated software). The Company's computer and other equipment may not be knowingly used to transmit viruses and similar harmful code, conduct denial of service attacks, violate any other system's acceptable use policy, or violate the law.

Anyone violating this policy will be subject to disciplinary action, up to and including termination of employment. Staff members with supervisory responsibilities must ensure that individuals under their supervision are aware of their responsibilities under this policy.

If you have any question as to whether any anticipated use of the Company's computer system or other equipment is permissible, check with your manager before engaging in any such use.


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Insider Trading.

In the course of your employment or association with the Company, you may become aware of non-public material information relating to the Company. Securities laws prohibit persons from trading securities on the basis of non-public material information. This is commonly referred to as insider trading, and all directors, officers and employees of the Company are prohibited from engaging in insider trading. The Company has a long-standing commitment to comply with all applicable federal and state securities laws and regulations, and insists that all of its directors, officers and employees - no matter what their positions - fully comply with such laws and regulations.

Material non-public information includes any information that an investor might consider important in deciding whether to buy, sell, or hold securities that has not been disclosed to the public. Examples of material non-public information may include things such as financial results and forecasts; new product developments; obtaining or losing important contracts; changes in the rates or estimated rates of sales, earnings or dividends; changes in auditors; stock splits or reverse splits; possible mergers, acquisitions, joint ventures, tender offers or major purchases or sales of securities or assets; major management changes or change in control of the Company; major changes in business direction; sales or purchases by the Company of its own securities; and major litigation developments. Such information can be favorable or unfavorable. Getting a major new contract or customer, and losing a major contract or customer, can both be material non-public information.

Information is considered non-public unless is has been disclosed to the public. Examples of effective disclosure include public filings with securities regulatory authorities and issuance of Company press releases. The information must not only be publicly disclosed; there must also be adequate time for the market as a whole to digest the information.

If you become aware of material non-public information relating to the Company, you may not buy or sell shares or other securities of the Company until that information has been disclosed to the public and there has been an adequate opportunity for the information to be absorbed by the market. Similarly, if you obtain material non-public information about another company, such as a supplier or a customer, or if you learn that the Company is planning a major transaction with another company (such as a take-over), you must not trade in the securities of the other company until that information has been disclosed to the public and there has been an adequate opportunity for the information to be absorbed by the market. Equally important, you must not disclose or give "tips" about material non-public information to relatives or friends - or to anyone else - which would enable the receiver of the tip to profit from that information through securities trading. Furthermore, do not discuss such information in elevators, restaurants or other public places.

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It is particularly dangerous to trade immediately before the Company announces quarterly sales and earnings results. Therefore, it is Company policy that directors, officers or employees of the Company may not trade in the Company's stock during the period from the end of any fiscal quarter (October 31, January 31, April 30 and July 31) until at least one business day has elapsed following the release for publication of quarterly or annual statements of sales and earnings. Even after that publication, however, you must not trade if you are aware of material information that has not yet been disclosed. However, you can trade if the purchase or sale is made pursuant to a contract, instruction, or plan in full compliance with SEC Rule 10b 5-1. Any director, officer or employee of the Company who establishes an arrangement under Rule 10b 5-1 should promptly deliver a written copy of the arrangement to the Corporate Compliance Officer. The Company will be free, in its discretion, to make those arrangements public.

If you have a question regarding the trading of securities or whether certain information is material or has been adequately disclosed to the public, you should contact the Corporate Compliance Officer, and abstain from trading in the Company's securities or disclosing information to people outside the Company until you have been informed that such trading is permissible, or that the information is not material or has been publicly disclosed.

This policy is not designed to restrict the freedom of employees, officers or directors to make appropriate personal investments. Nevertheless, insider trading is a serious matter, it is illegal and can result in criminal as well as civil penalties, and it is prohibited by the Company.



Antitrust Laws.

All applicable antitrust laws must be observed. For example, directors, officers or employees must refrain from discussions, agreements or understandings with any party with respect to any matter which could be construed as price fixing or stabilization, bid-rigging, limits on service or allocation of services, customers or territories.



Relationships with Government Entities and Officials.

The Company's relationships and contacts with government entities and officials must be completely proper. Company directors, officers and employees must scrupulously avoid any dealings with government entities or officials that are improper or that might be construed to be improper in any way.


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Confidential Information.

One of the Company's most important assets is its confidential information and the confidential information licensed or otherwise entrusted to it by others. The Company's legal obligations and its competitive position often mandate that this information remains confidential.

It is your obligation to safeguard both the Company's confidential information and the confidential information licensed or otherwise entrusted to the Company by others. You may not disclose or share such confidential information with anyone outside the Company unless it is necessary and authorized as part of your job responsibilities.

Confidential information generally falls into two categories.

The first category encompasses confidential information that is intended for internal use at the Company only. This information typically relates to things such as the Company's operations, customer lists, pricing policies, and trade secrets (confidential information used in the course of business to give the Company a competitive advantage). It also often relates to technology owned by third parties and licensed, marketed or otherwise used by the Company in providing technology evaluation and management services to corporations, government agencies, universities, or others. This category of confidential information belongs to the Company or is entrusted to the Company on a confidential basis, and the Company endeavors to keep such information confidential indefinitely. You are likewise obligated to do so.

The second category, by contrast, involves confidential corporate information that the Company routinely discloses at some point to the investing public. This information often gauges the Company's financial performance (for example, quarterly financial results of the Company's operations), or identifies events that have or may have a significant or material impact on the value of the Company's securities. As outlined in the section of this Code entitled "Insider Trading," premature use or disclosure of such information may expose the individual involved to onerous civil and criminal penalties.

Confidential information in either category must not be disclosed by directors, officers or employees to anyone outside the Company, except as authorized for a legitimate Company business purpose (such as contacts with the Company's accountants or lawyers, or in connection with a business transaction in which such disclosure is appropriate and authorized). Even within the Company, confidential information should be discussed only with those who have a need to know the information. A director's, officer's or employee's obligation to safeguard confidential information continues even after his or her association with the Company has ended.

Any unauthorized disclosure of confidential information to others outside the Company, including to family and friends, is a violation of this Code and may violate the law.


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Dissemination of Information About the Company.

The Company's communications with the public must be accurate. Only the President, and persons specifically designated by the President, are authorized to issue press releases, speak with shareholders and securities analysts, or otherwise similarly communicate with the public or others on behalf of the Company.

Frequently, dissemination of information about the Company is made through press releases, reports to shareholders, reports filed with government agencies, and other Company communications. Any unauthorized dissemination of certain information may cause injury to individuals or to the business interests of the Company. Further, directors, officers and employees expressing personal opinions on subjects related to Company business should avoid giving the impression that they are speaking on behalf of the Company. Employees may have written agreements with the Company concerning the confidentiality of certain proprietary information. However, every Company director, officer and employee - whether or not he or she has a written agreement with the Company - has the obligation to insure that any information they have concerning the Company's business, finances and personnel is handled professionally, with discretion, and disseminated only as authorized through the appropriate channels.

All advertising and promotional activities must also be conducted in a manner consistent with scrupulous business ethics and applicable legal requirements.





Authority to Sign Contracts and Incur Obligations.

Only the Company's President or an officer specifically designated by the President or the Board of Directors can sign contracts or otherwise incur obligations on behalf of the Company involving amounts in excess of $10,000. Any such designation by the President must be as to a specific transaction or matter, and not a blanket grant of authority. Absent a specific designation or approval of the Board of Directors or the President, an officer or other employee of the Company is only authorized to sign contracts or otherwise incur obligations on behalf of the Company that are normally within the scope of that officer's or employee's job duties, are entered into in the ordinary course of business and involve amounts not greater than $10,000 in the aggregate.

Procedures for Requesting and Granting Exceptions to the Code of Conduct.

Situations could arise that may warrant an exception to strict application of the Code. Examples of such situations might include, but are not limited to, cases of particular personal hardship, or other circumstances where the nature of the transaction or conduct at issue may properly require or permit different treatment. Requests for exemptions from strict application of the Code must be submitted in writing to the Corporate Compliance Officer using a copy of the "Exemption Request Form" that is appended to the Code. Any exemption request must describe in detail all pertinent information regarding the proposed transaction or conduct for which the exemption is requested so that an informed decision may be made regarding the exemption request. In emergency situations, a request may be made orally and subsequently confirmed in writing.

In the case of a member of the Board of Directors or an officer, only the President of the Company may authorize an exception or special handling.

The necessary approvals for an exemption are required to be obtained in advance of an action requiring an exemption.



Penalties for Violations.

If you violate any provision of this Code, if you violate any applicable law, rule or regulation, you will be subject to disciplinary action. Such disciplinary action is in the sole discretion of the Company and may include, but may not be limited to, reprimand, suspension, demotion, reduction or loss of pay or other compensation, or termination of your employment or association with the Company.

Reporting Violations.

You are required to report violations or suspected violations of the Code. This reporting obligation includes situations where a manager or colleague, or someone outside the Company, asks you to violate the Code. You must promptly report possible violations or suspected violations of the Code, and you can do so in the following two ways:

1. You may submit your report to Paul Levitsky, the Corporate Compliance Officer, by (Tel. No. (203) 255-6044; or, via e-mail at plevitsky@competitivetech.net). The Corporate Compliance Officer is primarily responsible for ensuring that this Code governs the activities of all Company personnel, and for handling and investigating reports of violations of the Code. If appropriate, you should contact your immediate supervisor at the same time you contact the Corporate Compliance Officer.

2. You may submit your report to the Chair of the Audit Committee of CTT's Board of Directors at the following address:

                  Audit Committee Chair c/o Corporate Secretary
                  Competitive Technologies, Inc.
                  1960 Bronson Road
                  Fairfield, CT  06824

With respect to financial or other SEC mandated disclosures only, you may make an anonymous report of concerns regarding possible violations of the Code by calling the CTT Compliance Line Hotline (Tel. No. (800) 560-6987). If you file a report anonymously, your report must contain as much specific information as possible in order for the persons investigating to adequately assess the situation and remedy any possible violations.

Managers have important responsibilities under the Code. Managers must understand the Code, seek guidance when necessary, and report suspected Code violations. If a manager knows that an employee is contemplating a prohibited action and does nothing, the manager will be responsible along with the employee.

All reports of violations or suspected violations of the Code will be investigated. In the course of the Company's investigation of reports of violations or suspected violations of the Code, the Company will, to the extent permitted by law, make reasonable and appropriate efforts to maintain the confidentiality of the investigation and the confidentiality of the identity of the reporting employee, but such confidentiality cannot be guaranteed.

Compliance with the Law and Policy of Non-Retaliation.

It is the Company's objective that its business at all times be conducted in compliance the Code and all applicable laws and regulatory requirements. Accordingly, the Company prohibits any form of retaliation against an employee (or any other person) for filing a bona fide and truthful report of a violation or suspected violation of the Company's Code or any law, rule or regulation, or for assisting or participating in the investigation of any report of a violation or suspected violation of the Company's Code or any law, rule or regulation.

For example, the Company prohibits any retaliation against an employee, such as disciplinary action or termination of employment, for:

     o disclosing information to a government or law enforcement agency, or a representative of the Company, when the employee has a good faith and reasonable belief that the information demonstrates a violation or possible violation of a federal or state law, regulation, or rule;

     o providing information, filing, testifying, or participating in a proceeding filed or about to be filed, or otherwise assisting in an investigation or proceeding regarding, any conduct that the employee reasonably and in good faith believes involves a violation or possible violation of any federal or state law, regulation, or rule; or

     o providing information to the Company's representatives or other persons when the employee has a good faith and reasonable belief that the information discloses a violation or possible violation of the Company's Code.

If any employee believes he or she has been subjected to any retaliation by the Company or any of its agents for reporting suspected misconduct in accordance with this policy, he or she may file a complaint in accordance with the procedures set forth above in this Code in the section entitled "Reporting Violations."

Retaliation by any director, officer, employee or agent of the Company against any individual who seeks advice, raises a concern, or reports any violation or suspected violation of any law, rule or regulation, or of the Code, is strictly prohibited and will not be tolerated. The Company will take action against any individual who engages in any retaliatory conduct in violation of this policy, and such action may include, if appropriate, termination of employment. However, this policy of non-retaliation is not intended to protect a person who is involved in wrongdoing about which he or she is making a report, or to protect any person who intentionally makes a false report.

Private Communications with the Audit Committee of the Board of Directors.

The Audit Committee of the Company's Board of Directors has determined that it will meet privately at least annually with the Company's internal accountants.

Any employee may communicate privately with any member of the Audit Committee or its Chairperson on any matter the employee believes should be discussed privately. Any such communications may be by telephone or by private letter. As of November 16, 2004, the members of the Audit Committee are:

                             John M. Sabin, Chairman
                             14709 Lancraft Court
                             Darnestown, MD  20874
                             (301) 519-8150

                             George W. Dunbar, Jr.
                             109 Via Santa Maria
                             Los Gatos, CA 95030-6333
                             (408) 356-7955

                             Charles J. Philippin
                             45 Clearwater Avenue
                             Massapequa, NY  11758
                             (516) 795-1387



Implementation of the Corporate Code of Conduct.

When an individual commences employment with the Company, and when a director is elected, a copy of this Code will be furnished to such individual. Within ten
(10) days of his or her receipt of a copy of this Code, the individual must review the Code and return to the Corporate Compliance Officer a properly completed and signed Acknowledgment of Receipt in the form appended to this Code.

Each director, officer and employee of the Company must report, as provided in the section of this Code entitled "Reporting Violations" and within ten (10) days of becoming aware of such conduct, any conduct which the individual reasonably believes constitutes a violation or suspected violation of the Company's Code or any applicable law, rule or regulation.

                         Competitive Technologies, Inc.

                            Corporate Code of Conduct
                            Noncompliance Report Form

To:

From:

Date:

Re:


After reviewing the Corporate Code of Conduct (Revised: January 2005) of Competitive Technologies, Inc. (the "Code"), I believe that there has been noncompliance with the Code as described below (the description should include at a minimum the nature of the noncompliance; the names of the parties involved; and whether an exemption to the Code of Conduct is also being requested (if an exemption is being requested, also attach the Exemption Request Form)). Please use additional sheets, if necessary.






-------------------------------------------          -------------------------
Signature                                            Date

                         Competitive Technologies, Inc.

                            Corporate Code of Conduct
                             Exemption Request Form

To:      Corporate Compliance Officer

From:

Date:

Re:      Exemption Request Concerning Corporate Code of Conduct


I am requesting an exemption from the Corporate Code of Conduct (Revised:
January 2005) of Competitive Technologies, Inc. (the "Code") in connection with the matter described below (the description should include at a minimum the purpose and proposed date of the action; the names of the parties involved; and the consequences of not receiving approval for the exception). Please use additional sheets, if necessary.










-------------------------------------------          -------------------------
Signature                                                              Date

                         Competitive Technologies, Inc.

                            Corporate Code of Conduct
                            Acknowledgment of Receipt

To:      Corporate Compliance Officer

Re:      Corporate Code of Conduct


I hereby confirm that I have received a copy of the Corporate Code of Conduct (Rev. 010405) of Competitive Technologies, Inc. (the "Code"). I further confirm that I have read the Code; that I understand the Code; and that I will comply with the Code at all times during my employment or association with Competitive Technologies, Inc.



Dated:_____________                    ___________________________________
                                                   Signature

                                       Name:______________________________
                                                    (please print)